Exhibit 99.1

PSI Announces Retirement of Chief Financial Officer Daniel Gorey

Names Automotive Industry Veteran Michael P. Lewis as New CFO

WOOD DALE, IL, October 5, 2015 (GLOBE NEWSWIRE) – Power Solutions International, Inc. (Nasdaq: PSIX), the global alternative-fuel engine company, today announced that Chief Financial Officer Daniel Gorey will retire effective October 19, 2015. Mr. Gorey will assist with the transition until that date, when new CFO Michael P. Lewis will begin his tenure.

Mr. Gorey joined PSI as Senior Vice President of Finance in July 2011, bringing extensive experience with publicly traded companies to help guide PSI’s transition from private to public. He assumed the role of Chief Financial Officer in April 2012.

“Dan’s skills and leadership have been instrumental in helping PSI successfully navigate a period of significant growth and change,” said Gary Winemaster, PSI’s Chairman and Chief Executive Officer. “On behalf of our entire organization, I sincerely thank him for his valuable contributions and service. We wish him the very best.”

Incoming CFO Michael P. Lewis brings more than twenty years of financial experience in the automotive manufacturing sector to his new position at PSI. He served most recently as Vice President, Finance and Chief Financial Officer, North American Operations for Benteler Automotive, the global automotive component supplier. While there, Lewis oversaw a major restructuring of operational efforts including manufacturing footprint, supply chain and operational disposition, which improved EBITDA by over 20% from the prior run-rate.

“It’s a tremendous opportunity to join a proven market leader such as PSI, at such an exciting time,” Lewis said. “It has a solid operational reputation and strong leadership, and is well positioned to deliver value through product innovation and profitable growth. I look forward to being part of PSI’s management team to support PSI’s goals and to serving its shareholders.”

Prior to his tenure at Benteler, Mr. Lewis served as Vice President, Treasurer and Director of Investor Relations from 2010 to 2012 at Visteon, the Van Buren, Michigan-based manufacturer of products for vehicle OEMs worldwide. He began at Visteon in 2000, with increasing financial management responsibility, including Director of Mergers and Acquisitions and Assistant Treasurer. Before joining Visteon, Lewis worked at Ford Motor Company from 1993 to 2000, serving as an analyst in several capacities before becoming a Forecasting Team and Corporate Finance Project Manager.

“We’re thrilled to be bringing on an executive of Michael’s caliber,” said Mr. Winemaster. “His combination of broad financial experience and deep automotive and manufacturing knowledge make him perfectly suited to take over the role of CFO at PSI.”

For more information on PSI, visit http://www.psiengines.com.

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About Power Solutions International, Inc.

Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers in the industrial and on-road markets. The company’s unique in-house design, prototyping, engineering and testing capacities allows PSI to customize clean, high-performance engines that run on a wide variety of fuels, including natural gas, propane, biogas, diesel and gasoline.

PSI develops and delivers complete .97 to 22-liter power systems, including the 8.8-liter engine aimed at the industrial and on-road markets, such as medium-duty fleets, delivery trucks, school buses and garbage/refuse trucks. PSI power systems are currently used worldwide in power generators, forklifts, aerial lifts, and industrial sweepers, as well as in oil and gas, aircraft ground support, agricultural and construction equipment.

In 2014, PSI acquired Professional Power Products, Inc. (3PI), a leading designer and manufacturer of large, custom-engineered, integrated electrical power generation systems serving the global diesel and natural gas power generation market. 3PI specializes in systems for both standby and prime power applications.

About Powertrain Integration

For over ten years Powertrain Integration (PI) has delivered one-stop General Motors (GM) powertrain solutions. Featuring the GM Powertrain lineup, PI provides the broadest range of components, systems, and services while focusing on the unique needs of niche OEM automakers and fleets. PI specializes in clean power on-highway systems using alternative fuels, as well as gasoline and diesel. Coupled with industry partners, PI develops and produces new green powertrain applications. From low to high volume programs, PI provides complete design, engineering, testing, and production services to deliver OEM engineered vehicle integration.

Contact:

Power Solutions International, Inc.

Jeremy Lessaris

VP of Global Marketing & Communications

+1 (630) 350-9400

jlessaris@psiengines.com